UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2010

Lumber Liquidators Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33767	27-1310817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 John Deere Road Toano, Virginia	23168
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 259-4280

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2010, Lumber Liquidators Holdings, Inc. (the “Company”) announced the appointment of Robert M. Lynch, 44, as the Company’s President and Chief Operating Officer effective on Mr. Lynch’s anticipated start date of January 17, 2011 (the “Commencement Date”). Mr. Lynch will report directly to Jeffrey W. Griffiths, who will continue to serve as Chief Executive Officer of the Company following the Commencement Date.

Mr. Lynch served, from 2004 to 2010, as President and Chief Executive Officer of Orchard Supply Hardware, a member of the Sears Holdings Corporation family of companies, where he directed all major functional areas. Previously, Mr. Lynch worked at The Home Depot, Inc., from 1998 to 2004, in various store operations and business development positions. Mr. Lynch has also held positions at Accenture Consulting and at Ernst & Young in the National Consumer Products & Retail Consulting Practice. Mr. Lynch began his career with Wal-Mart Stores, Inc.

Mr. Lynch holds an MBA from The Amos Tuck School of Business Administration at Dartmouth College and a B.S. in Psychology with an emphasis on Human Resource Management from Brigham Young University.

In connection with his appointment, Mr. Lynch entered into an executive employment agreement with the Company on December 17, 2010 (the “Employment Agreement”). The term of the Employment Agreement will continue for five years from the Commencement Date, unless it is terminated earlier in accordance with its provisions. Any extension of the term of the Employment Agreement shall be by written agreement between the parties. The Employment Agreement provides for an initial base salary of $500,000 per year, increasing to $550,000 in March of 2012, subject to satisfactory performance of his duties. On the Commencement Date, Mr. Lynch will receive non-qualified stock options with a cumulative value of approximately $4,400,000 (determined using the Black-Scholes-Merton method) and vesting annually in five equal installments. He will also receive shares of restricted common stock with a cumulative value of approximately $330,000. The restricted stock will vest in three equal installments on the Commencement Date and on dates six and twelve months thereafter. Notwithstanding the foregoing, the award of the non-qualified stock options and restricted common stock is subject to the volume limitations in the Lumber Liquidators Holdings, Inc. 2007 Equity Compensation Plan. In addition, Mr. Lynch will receive a $60,000 signing bonus following the Commencement Date.

Mr. Lynch will be eligible to participate in the Company’s Annual Bonus Plan for Executive Management (the “Bonus Plan”). Under the terms of the Bonus Plan, Mr. Lynch will be eligible to receive a yearly bonus in an amount up to 75% of his base salary, with 75% of that amount based on the Company’s performance and 25% based on position specific goals and objectives, subject to the discretion of the Company and the Compensation Committee of the Company’s Board of Directors. He is also entitled to participate in the Company’s employee benefit plans and programs for which he is or will be eligible.

The Employment Agreement provides for the termination of Mr. Lynch’s employment by the Company without “Cause,” termination by him as the result of a “Good Reason Event” and termination by him following a “Change of Control” and a resulting material reduction in his compensation or job responsibilities (as those terms are defined in the Employment Agreement). Termination under any of these circumstances will entitle Mr. Lynch to receive the following:

•	his salary earned through the date of termination and accrued but unused paid time off;

•	an amount, paid in twelve equal monthly installments, equal to his current rate of annual salary then in effect; and

•

for a period of twelve months, if Mr. Lynch elects to continue health, vision and dental insurance through COBRA continuation coverage, an amount equal to that portion of the COBRA premium the Company would have paid had Mr. Lynch maintained such insurance while employed by the Company.

Mr. Lynch will not be entitled to any compensation or other benefits under the Employment Agreement if his employment is terminated by the Company for Cause or by him in the absence of either a Good Reason Event or a Change of Control and resulting material reduction in his compensation or job responsibilities.

The Employment Agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-compete and non-solicitation covenants continue generally for a period of 24 months following the last day of his employment.

The full text of the Employment Agreement is attached as Exhibit 10.1 to this report and is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement between Lumber Liquidators Holdings, Inc. and Robert Martin Lynch, dated December 17, 2010.

99.1	Press Release dated December 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMBER LIQUIDATORS HOLDINGS, INC.
(Registrant)

Date: December 20, 2010	By:	/s/ E. Livingston B. Haskell
E. Livingston B. Haskell
Secretary and General Corporate Counsel

Exhibit Index

Exhibit No.	Description

10.1	Executive Employment Agreement between Lumber Liquidators Holdings, Inc. and Robert Martin Lynch, dated December 17, 2010.

99.1	Press Release dated December 20, 2010.